Exhibit 99.k(i)

FINAL FOR EXECUTION

ADMINISTRATION AGREEMENT

Agreement dated as of July 1, 2005 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and H&Q Life Sciences Investors and the H&Q Healthcare Investors (individually, a “Trust” and collectively, the “Trusts”).

WHEREAS, each Trust is registered as closed-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust desires to retain the Administrator to furnish certain administrative services to each Trust, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             APPOINTMENT OF ADMINISTRATOR

The Trusts hereby appoint the Administrator to act as administrator with respect to the Trusts for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that a Trust establishes one or more additional portfolios or funds (the “Additional Trust”) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the applicable Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Additional Trust shall become subject to the provisions of this Agreement to the same extent as the existing Trusts, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trusts) may be modified with respect to each Additional Trust in writing by the Trusts and the Administrator at the time of the addition of the Additional Trust.

2.             DELIVERY OF DOCUMENTS

Each Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.                                       The Trust’s declaration of trust and by-laws;

b.                                      The Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Trust’s Prospectus(es) and Statement(s) of Additional Information relating to the Trusts and all amendments and supplements thereto as in effect from time to time;

c.                                       Certified copies of the resolutions of the Board of Trustees of the Trust (the “Board”) authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.                                      A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.             REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Trust that:

a.                                       It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.                                         It maintains mutual fund industry standard back-up systems and other procedures that are reasonably designed to prevent disruption or delay in the performance of its obligations or duties under this Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE TRUSTS

Each Trust represents and warrants to the Administrator that:

a.                                       It is a business trust, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority under applicable laws and by its declaration of trust and by-laws to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      It is an investment company properly registered under the 1940 Act;

e.                                       A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.                                         No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.                                      As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.                                       ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the respective Trust, and, in each case where appropriate, the review and comment by the Trusts’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trusts and the Administrator:

a.                                       Prepare for review and approval by officers of the respective Trust the Trust’s financial information contained within the Trust’s semi-annual and annual shareholder reports, Form N-Q reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of the respective Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

c.                                       Prepare for review by an officer of the respective Trust the Trust’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and financial information required by Form N-CSR and such other reports, forms or filings as may be mutually agreed upon;

d.                                      Prepare for review by an officer of the respective Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trusts’ expenses, review calculations of fees paid to the Trusts’ Advisor, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                                       Provide periodic testing with respect to compliance with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and the respective Trust’s Prospectus limitations as may be mutually agreed upon, including quarterly compliance reporting to the Trusts’ officers as well as preparation of Board compliance materials;

f.                                         Prepare and furnish total return performance information, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested;

g.                                      Prepare and disseminate vendor survey information;

h.                                      Provide periodic reports and reasonable documentation to the Trusts’ Chief Compliance Officer in connection with Rule 38a-1 of the 1940 Act with respect to services provided by the Administrator and the Administrator’s compliance with its operating policies and procedures related thereto;

i.                                          Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;

j.                                          Maintain certain books and records of the Trusts as required under Rule 31a-1(b) of the 1940 Act, as may be agreed upon;

k.                                       Consult with the Trusts’ officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust;

l.                                          Compute tax basis provisions for both excise and income tax purposes;

m.                                    Prepare each Trust’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trusts’ independent accountants and execution and filing by the Trusts’ treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

n.                                      Coordinate Forms 1042/1042S with the Trusts’ transfer agent;

o.                                      Prepare information for Section 852 mailings; and

p.                                      Review and sign off on periodic income distribution calculations and annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for the Trusts that are mutually agreed to by the parties from time to time, for which the Trusts will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.                                       FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from each Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trusts shall reimburse the Administrator for its reasonable and fully documented out-of-pocket costs incurred in connection with this Agreement.

The Trusts agree promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for a Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on a Trust’s behalf or at the Trust’s request or with the Trust’s consent. All rights of compensation and expense reimbursement under this Agreement for services performed shall survive the termination of this Agreement.

Each Trust acknowledges and agrees that it will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trusts, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trusts’ registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by a Trust or the Trusts directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for a Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of each Trust; costs incidental to the preparation, printing and distribution of each Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of each Trust’s tax returns, Form N-2, Form N-PX, Form N-CSR, Form N-Q and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing each Trust’s net asset value.

The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trusts for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.             INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of a Trust or the Trust’s investment adviser or their designee for instructions and may consult with its own legal counsel or outside counsel for the Trusts or the independent accountants for the Trust at the expense of the Trusts, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Trusts, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an officer or other representative of the Trusts. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Trust. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trusts insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trusts by entities other than the Administrator prior to the Administrator’s appointment as administrator hereunder. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from or attributable to (a) the negligence, willful misconduct, bad faith or reckless disregard of the Administrator, its officers or employees, or (b) the material breach of this Agreement by the Administrator. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trusts under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Trusts and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trusts including, but not limited to, any liability relating to qualification of a Trust as a regulated investment company or any liability relating to the Trusts’ compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability

Period commencing on the date of this Agreement and terminating on December 31, 2005 shall be the date of this Agreement through December 31, 2005, and the Compensation Period for the Liability Period commencing January 1, 2006 and terminating on December 31, 2006 shall be January 1, 2006 through December 31, 2006.

The Trusts shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Trust or its investment adviser, or upon reasonable reliance on information or records given or made by a Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, willful misconduct, bad faith or reckless disregard.

With respect to any claim for indemnification under this Agreement, each Trust will be entitled to participate, as applicable, at its own expense in the defense of any suit brought to enforce any liability subject to such indemnification. In the event a Trust elects to assume the defense of any such suit and retain counsel, the Administrator, or any of its affiliated persons named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the applicable Trust has specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

The indemnification contained herein shall survive the termination of this Agreement.

9.             CONFIDENTIALITY

The Administrator agrees that, except as required by law, regulation or court process, it will keep confidential all records and information in its possession relating to the Trusts or their shareholders or shareholder accounts and will not disclose the same to any person unless the applicable Trust has provided written consent for such disclosure. Prior to disclosing any of the records or information relating to the Trusts without the applicable Trust’s prior written consent, the Administrator will provide the Trust with notice so that the Trust may, if it deems appropriate, seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 9; provided, however, the foregoing shall not apply if the request for disclosure by its terms prohibits such disclosure to the Trust or any delay. In the event that any relief sought by the Trust is not obtained or is not obtained in a timely manner, the Administrator will furnish only that portion of the records and information of the Trust that it is advised by its counsel necessary to respond to the request. Notwithstanding the foregoing, each Trust acknowledges that the Administrator may provide access to and use of confidential information relating to the Trusts, without the consent of the Trust or prior notice to the Trust, to the Administrator’s respective employees, contractors and agents engaged in activities contemplated by this Agreement or its professional advisors or auditors and who have been apprised of the confidential nature of such information.

10.           COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Trust shall at all times remain the property of the applicable Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for a Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.

11.           SERVICES NOT EXCLUSIVE

The services of the Administrator to the Trusts are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trusts from time to time, have no authority to act or represent the Trusts in any way or otherwise be deemed an agent of the Trusts.

12.           TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice. Termination of this Agreement with respect to any given Trust shall in no way affect the continued validity of this Agreement with respect to any other Trust. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

Upon termination of this Agreement, the Trusts shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.           NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to the Trusts:  Hambrecht & Quist Capital Management, LLC, 30 Rowes Wharf, Boston, MA, Attn: Kathleen Eckert, fax:  617-772-8577; if to the Administrator:  State Street Bank and Trust Company, P.O. Box 5049, Boston, MA  02206-5049, Attn:  Fund Administration Legal Department, fax: 617-662-3805.

14.           NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.           SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trusts and the Administrator and their respective successors and permitted assigns.

16.           ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.           WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.           SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.           GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.           FORCE MAJEURE

In the event the Administrator is unable to perform its obligations or duties under the terms of this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any act of God, strike, riot, act of war, act of terrorism, equipment failure, mechanical failure, power failure or damage, computer virus, governmental action, communication disruption or other causes beyond its control, the Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes.

21.           SEPARATE AGREEMENTS

The parties affirm and agree that this Agreement shall be enforced as a separate agreement as between the Administrator and each Trust. Nothing in this Agreement shall be interpreted to combine or collectively enjoin the Trusts. For all purposes, this Agreement shall be considered and interpreted as individual agreements between the Administrator and each Trust.

22.           LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

A copy of each Trust’s declaration of trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of each Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of  the Trusts.

23.           REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.           COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

H&Q LIFE SCIENCES INVESTORS
H&Q HEALTHCARE INVESTORS

By:	/s/ Kathleen Eckert

Name:	Kathleen Eckert

Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French

Name:	Gary L. French

Title:	Senior Vice President